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                                                                       Exhibit 5



                                                                 October 8, 1996






Safeway Inc.
5918 Stoneridge Mall Rd.
Pleasanton, CA  94588-3229

              Re:  Safeway Inc. Common Stock,
                    par value $0.01 per share

Ladies and Gentlemen:

              At your request, I have examined the Registration Statement on Form S-8 (the "Registration Statement") which Safeway Inc. (the "Company") intends to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 550,500 shares of Common Stock, par value $0.01 per share (the "Shares"), in connection with the Stock Option Plan for Consultants of Safeway Stores Incorporated (the "Plan"). I am familiar with the proceedings undertaken in connection with the authorization, issuance and sale of the Shares. Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.

              Based on the foregoing, I am of the opinion that the Shares to be issued under the Plan have been duly authorized, and upon the issuance of Shares under the terms of the Plan and delivery and payment therefor of legal consideration in excess of aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

              I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me contained under the heading "Interests of Named Experts and Counsel" therein.

                                            Very truly yours,

                                            /s/ Michael C. Ross

                                            Michael C. Ross, Esq.
                                            General Counsel